Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form type)

FIRY INC.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	Other	3,000,000	$8.11	$24,330,000.00	$0.0001381	$3,359.98
Total Offering Amounts					$24,330,000.00		$3,359.98
Total Fee Offsets							$-
Net Fee Due							$3,359.98
Offering Note
1(a). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement ("Registration Statement") shall also cover any additional shares of common stock that become issuable under the above-named plans, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of common stock, as applicable.
1(b). Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on July 23, 2026, which date is within five business days prior to the filing of the Registration Statement to which this exhibit is attached.
1(c). Represents 3,000,000 shares of the Registrant's common stock reserved for issuance under the 2020 Omnibus Incentive Plan pursuant to the amendment approved by the Registrant's stockholders on June 18, 2026.